Exhibit 99.1

AlphaPoint Technology Announces Today the Appointment of Katya Fisher, Esq., to Company’s Board of Directors

SARASOTA, Fla.--(BUSINESS WIRE)--

AlphaPoint Technology, Inc. (OTCQB: APPO) (“AlphaPoint”), a technology holding and enterprise blockchain software application development company, is pleased to announce today the appointment of Katya Fisher, Esq., as a new member of AlphaPoint’s Board of Directors. Ms. Fisher is a partner at Fisher Cataliotti P.C., a law firm focused on representing international businesses and entrepreneurs with a specific focus on media and technologies such as blockchain, cybersecurity, cryptocurrency and artificial intelligence. Ms. Fisher will begin her tenure immediately.

Ms. Fisher is a graduate of New York University and Benjamin N. Cardozo School of Law. She is a former Howard M. Squadron Fellow at the University of Oxford's Programme in Comparative Media Law and Policy and has been selected to Super Lawyers as a "Rising Star" in Corporate Law in 2014, 2015, 2016, 2017 and 2018. She is licensed in the state of New York and before the U.S. Tax Court.

“We are delighted to welcome Katya with her industry-leading technology and business expertise to AlphaPoint at a time when industry trends such as enterprise blockchain development, as well as the convergence of enterprise applications and the blockchain, are driving tremendous growth opportunities," said Gary Macleod, AlphaPoint’s President and CEO.

“I am excited to join AlphaPoint as Board member. Based on my experience in the emerging blockchain space, I think that AlphaPoint is uniquely positioned on the important areas where blockchain can be most valuable. I look forward to contributing to AlphaPoint’s growth,” commented Katya Fisher.

AlphaPoint recently announced that it had joined the Oracle Scaleup Ecosystem program. AlphaPoint will work with the Oracle Scaleup Ecosystem, and with the Oracle Cloud Infrastructure platform, utilizing the global resources, cloud technology, infrastructure and expertise Oracle has to offer, as AlphaPoint moves into its next phase of growth.

AlphaPoint is developing an audit and compliance blockchain Software Asset Management (SAM) solution, which connects software and hardware entitlements to their license and components with the software decision-makers. The blockchain solution collects software license and device information via a non-evasive collection utility that deploys via enterprises login or maintenance procedures.

About AlphaPoint Technology

AlphaPoint Technology, Inc. (APPO) is a publicly-traded enterprise software company. We are committed to blockchain deployments for enterprise markets and serving the enterprise market to produce value by helping to make effective software products to solve business problems. AlphaPoint is developing a blockchain Software Asset Management (SAM) solution which connects software and hardware entitlements to their license and components with the software decision-makers, to drive automation with transparency to reduce SAM content, effort, and cost. The SAM blockchain solution collects software license and device information via a non-evasive collection utility that deploys via an enterprises’ login or maintenance procedures. To learn more, visit http://www.appo.tech.